Exhibit 5(b) and 8


                                  REID & PRIEST LLP
                                 40 WEST 57TH STREET
                               NEW YORK, NY 10019-4097
                               TELEPHONE (212) 603-2000
                                  FAX (212) 603-2001


                                                             (212) 603-2108




                                             New York, New York
                                             July 8, 1997



          Tucson Electric Power Company
          220 West Sixth Street
          Tucson, Arizona  85701



          Ladies and Gentlemen:

                    We are acting as counsel to Tucson Electric Power Company, an Arizona corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of one million shares (the "Shares") of the Company's Common Stock, without par value ("Common Stock"), to be issued under its Investment Plus Plan (the "Plan").

                    For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, which incorporates the Plan in its entirety; (ii) the Amended and Restated Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof; (iii) resolutions adopted by the Board of Directors of the Company relating to the adoption of the Plan and the reservation of Common Stock for issuance thereunder; and (iv) such other documents, certificates or other records as we have deemed necessary or appropriate.

                    Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

                    (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona;

                    (2) With respect to outstanding shares of Common Stock to be purchased in the open market for sale pursuant to the Plan, when

                         (a) the Registration Statement shall have become effective under the Act, and

                         (b) such shares of Common Stock shall have been so purchased,

                         such Common Stock will have been legally and validly issued and will be fully paid and nonassessable; provided, however, that with respect to Common Stock heretofore issued pursuant to employee benefit plans and other offerings to employees and/or shareholders, we have necessarily assumed, without investigation, that the certificates for such Common Stock have been duly countersigned and registered by a transfer agent and registrar and that, upon the issuance of such Common Stock the Company received the full consideration therefor authorized by the Company's Board of Directors; and provided, further, that this opinion does not extend to Common Stock, issued subsequent to the date hereof, except as contemplated in subparagraph (3) below; and

                    (3) With respect to authorized but unissued Shares of Common Stock to be issued and sold pursuant to the Plan, when

                         (a) the Registration Statement shall have become effective under the Act,

                         (b) the Company shall have received all necessary regulatory approvals required for the issuance and sale of the Shares in accordance with the Plan,

                         (c) the purchase price of the Shares shall have been paid, and

                         (d)  the Shares shall have been issued in
                              accordance with the terms of the Plan,

                         such Common Stock will have been validly issued and will be fully paid and nonassessable.

                    We are further of the opinion that the statements contained in the Prospectus portion of the Registration Statement under the caption "FEDERAL INCOME TAX INFORMATION" describing certain federal income tax consequences to holders of the Shares issued pursuant to the Plan, as qualified therein, constitutes an accurate description, in general terms, of the indicated United States Federal income tax consequences to holders of such Shares.

                    As members of the New York bar, we do not hold ourselves out as experts of the laws of other jurisdictions other than the laws of the United States and, to the extent the opinions expressed are dependent upon matters governed by the law of the State of Arizona, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Dennis R. Nelson, Esq.

                    This letter is not being delivered for the benefit of, nor may it be relied upon by, the holders of Common Stock or any other party to which it is not specifically addressed or to which reliance has not been expressly permitted hereby.

                    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(b) and 8 to the Registration Statement.


                                                  Very truly yours,

                                                  /s/ Reid & Priest LLP

                                                  REID & PRIEST LLP